SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):          May 13, 2004

                     NORD PACIFIC LIMITED
(Exact name of Registrant as specified in its charter)

New Brunswick, Canada	000-19182	Not Applicable
(State or other	(Commission	(I.R.S. Employer
jurisdiction	File Number)	Identification No.)
of incorporation)

   2727 San Pedro, NE #116, Albuquerque, NM     87110
(Address of principal executive offices)              (Zip Code)

Registrant's telephone number:  (505) 872-2470

Total pages:    2

Item 5.  Other Events.

          On April 27, 2004, Nord Pacific received its third advance under its credit facility with Allied Gold Limited.  The third advance was in the amount of $275,922 and was received in exchange for Series B convertible notes of Nord Pacific.

As previously reported, on May 5, 2004, Allied Gold Limited converted Series A and Series B convertible notes (issued under a credit facility agreement) in the amount of $272,227 into 3,445,760 common shares of Nord Pacific Limited.  On May 11, 2004, Allied Gold converted $243,495 of Series B convertible notes, issued as part of the third advance, into 2,434,950 shares of Nord Pacific common stock.  As a result, Allied Gold currently owns a total of 16,433,650 shares of Nord Pacific common stock, representing approximately 44% of the outstanding common stock of Nord Pacific.

The management of Nord Pacific believes that these transactions have resulted in Nord Pacific's having less than 50% of its outstanding common stock (its only voting securities) held directly or indirectly by residents of the United States.  As a result, Nord Pacific has become a "foreign private issuer" as defined under the U.S. securities laws.  As a foreign private issuer, the common stock of Nord Pacific is exempt from certain proxy statement requirements of the Securities and Exchange Commission.  Accordingly, it is currently contemplated that an information circular, which is the same document as a proxy statement, for the vote of Nord Pacific shareholders on the proposed arrangement with Allied Gold will not be filed with the United States Securities and Exchange Commission.  The antifraud provisions of the U.S. securities laws remain applicable to disclosure made to United States holders.  The information circular will be prepared in accordance with disclosure requirements in New Brunswick, Canada, and the arrangement will be presented to a court in New Brunswick for approval.

After the transactions mentioned above, Nord Pacific continues to have more than 40% of its outstanding common stock held by United States holders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on as its behalf by the undersigned hereunto duly authorized.

          Nord Pacific Limited
(Registrant)

Date:  May 13, 2004                            By:     /s/ Mark R. Welch
                                                                      Mark R. Welch
                                                                      President and Chief Executive Officer